Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re BASIC ENERGY SERVICES, INC., et al., Debtors.	: : : : : : : :	Chapter 11 Case No. 16-12320 (KJC) Jointly Administered
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FIRST AMENDED JOINT PREPACKAGED CHAPTER 11 PLAN OF
BASIC ENERGY SERVICES, INC. AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP
Ray C. Schrock, P.C.
Ronit J. Berkovich
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for Debtors and
Debtors in Possession

RICHARDS, LAYTON & FINGER, P.A.
Daniel J. DeFranceschi (No. 2732)
Michael J. Merchant (No. 3854)
Zachary I. Shapiro (No. 5103)
Brendan J. Schlauch (No. 6115)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

Attorneys for Debtors and
Debtors in Possession

Dated:	December 7, 2016 Wilmington, Delaware

Table of Contents

ARTICLE I.	Definitions and Interpretation. 1

1.1	Definitions. 1

1.2	Interpretation; Application of Definitions; Rules of Construction. 15

1.3	Reference to Monetary Figures. 15

1.4	Consent Rights of Restructuring Support Parties 15

1.5	Controlling Document. 16

ARTICLE II.	Administrative Expense Claims, Fee Claims, DIP Facility Claims, and Priority Tax Claims. 16

2.1	Treatment of Administrative Expense Claims. 16

2.2	Treatment of Fee Claims. 16

2.3	Treatment of DIP Facility Claims. 17

2.4	Payment of Fees and Expenses under DIP Facility Order or Restructuring Support Agreement. 17

2.5	Treatment of Priority Tax Claims. 18

ARTICLE III.	Classification of Claims and Interests. 18

3.1	Classification in General. 18

3.2	Formation of Debtor Groups for Convenience Only. 18

3.3	Summary of Classification of Claims and Interests. 19

3.4	Separate Classification of Other Secured Claims. 19

3.5	Elimination of Vacant Classes. 19

3.6	Voting; Presumptions; Solicitation. 20

3.7	Cramdown. 20

3.8	No Waiver. 20

ARTICLE IV.	Treatment of Claims and Interests. 20

4.1	Class 1: Priority Non-Tax Claims. 20

4.2	Class 2: Other Secured Claims. 21

4.3	Class 3: ABL Facility Claims. 21

4.4	Class 4: Term Loan Claims. 22

4.5	Class 5: Unsecured Notes Claims. 22

4.6	Class 6: General Unsecured Claims. 23

4.7	Class 7: Intercompany Claims. 23

4.8	Class 8: Subordinated Claims. 23

4.9	Class 9: Existing Equity Interests. 24

4.10	Class 10: Intercompany Interests. 24

4.11	Debtors’ Rights in Respect of Unimpaired Claims. 24

4.12	Treatment of Vacant Classes. 25

ARTICLE V.	Means for Implementation. 25

5.1	Continued Corporate Existence. 25

5.2	Plan Funding. 25

5.3	Cancellation of Existing Securities and Agreements. 26

5.4	Cancellation of Certain Existing Security Interests. 26

5.5	Officers and Boards of Directors. 26

5.6	Management Incentive Plan. 27

5.7	[Reserved] 27

5.8	Authorization, Issuance, and Delivery of New Common Shares. 27

5.9	Amended and Restated ABL Credit Agreement. 27

5.10	Amended and Restated Term Loan Agreement. 28

5.11	New Intercreditor Agreement. 29

5.12	New Convertible Notes; New Convertible Notes Indenture. 29

5.13	Rights Offering. 29

5.14	Registration Rights. 29

5.15	Intercompany Interests; Corporate Reorganization. 30

5.16	Restructuring Transactions. 30

5.17	Separability. 30

ARTICLE VI.	Distributions. 30

6.1	Distributions Generally. 30

6.2	Postpetition Interest on Claims. 30

6.3	Date of Distributions. 31

6.4	Distribution Record Date. 31

6.5	Disbursing Agent. 31

6.6	Delivery of Distributions. 32

6.7	Unclaimed Property. 32

6.8	Satisfaction of Claims. 32

6.9	Manner of Payment under Plan. 32

6.10	Fractional Shares, Warrants, and De Minimis Cash Distributions. 32

6.11	No Distribution in Excess of Amount of Allowed Claim. 33

6.12	Allocation of Distributions between Principal and Interest. 33

6.13	Exemption from Securities Laws. 33

6.14	Setoffs and Recoupments. 34

6.15	Rights and Powers of Disbursing Agent. 34

6.16	Withholding and Reporting Requirements. 34

6.17	Hart-Scott-Rodino Antitrust Improvements Act. 35

ARTICLE VII.	Procedures for Resolving Claims. 35

7.1	Disputed Claims Process. 35

7.2	Estimation of Claims. 36

7.3	Claim Resolution Procedures Cumulative. 36

7.4	No Distributions Pending Allowance. 36

7.5	Distributions after Allowance. 36

ARTICLE VIII.	Executory Contracts and Unexpired Leases. 37

8.1	General Treatment. 37

8.2	Determination of Cure Disputes and Deemed Consent. 37

8.3	Rejection Damages Claims. 38

8.4	Survival of the Debtors’ Indemnification Obligations. 38

8.5	Compensation and Benefit Plans 38

8.6	Employment Agreement Waivers. 38

8.7	Insurance Policies. 39

8.8	Reservation of Rights. 39

ARTICLE IX.	Conditions Precedent to the Occurrence of the Effective Date. 39

9.1	Conditions Precedent to the Effective Date. 39

9.2	Waiver of Conditions Precedent. 41

9.3	Effect of Failure of a Condition. 41

ARTICLE X.	Effect of Confirmation. 42

10.1	Binding Effect. 42

10.2	Vesting of Assets. 42

10.3	Discharge of Claims against and Interests in the Debtors. 42

10.4	Pre-Confirmation Injunctions and Stays. 42

10.5	Injunction against Interference with Plan. 43

10.6	Plan Injunction. 43

10.7	Releases. 44

10.8	Exculpation. 45

10.9	Injunction Related to Releases and Exculpation. 46

10.10	Subordinated Claims. 46

10.11	Retention of Causes of Action and Reservation of Rights. 46

10.12	Ipso Facto and Similar Provisions Ineffective. 46

10.13	Indemnification and Reimbursement Obligations. 47

ARTICLE XI.	Retention of Jurisdiction. 47

11.1	Retention of Jurisdiction. 47

ARTICLE XII.	Miscellaneous Provisions. 49

12.1	Exemption from Certain Transfer Taxes. 49

12.2	Dates of Actions to Implement This Plan. 49

12.3	Amendments. 49

12.4	Revocation or Withdrawal of Plan. 50

12.5	Severability. 50

12.6	Governing Law. 50

12.7	Immediate Binding Effect. 51

12.8	Successors and Assigns. 51

12.9	Entire Agreement. 51

12.10	Computing Time. 51

12.11	Exhibits to Plan. 51

12.12	Notices. 51

12.13	Reservation of Rights. 53

Exhibit 2.1

Each of Basic Energy Services, Inc., Basic Energy Services GP, LLC, Basic Energy Services LP, LLC, Basic Energy Services, L.P., Basic ESA, Inc., Chaparral Service, Inc., SCH Disposal, L.L.C., Sledge Drilling Corp., Admiral Well Service, Inc., Basic Marine Services, Inc., JS Acquisition LLC, Permian Plaza, LLC, Maverick Coil Tubing Services, LLC, First Energy Services Company, JetStar Holdings, Inc., Xterra Fishing & Rental Tools Co., Maverick Solutions, LLC, LeBus Oil Field Service Co., Acid Services, LLC, Taylor Industries, LLC, Maverick Stimulation Company, LLC, Globe Well Service, Inc., JetStar Energy Services, Inc., Platinum Pressure Services, Inc., Maverick Thru-Tubing Services, LLC, MCM Holdings, LLC, MSM Leasing, LLC, The Maverick Companies, LLC, (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint prepackaged chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in section 1.1 below.

ARTICLE I.	DEFINITIONS AND INTERPRETATION.
1.1    Definitions.
The following terms shall have the respective meanings specified below:
2019 Notes means the 7.75% Senior Notes due February 15, 2019 issued pursuant to the 2019 Notes Indenture in the aggregate principal amount outstanding of $475,000,000 plus all accrued prepetition interest, fees, and other expenses due as of the Petition Date under the 2019 Notes Indenture.
2019 Notes Claim means any Claim arising under the 2019 Notes and the 2019 Notes Indenture.
2019 Notes Indenture means that certain Indenture, dated as of February 15, 2011, by and among Basic Parent as issuer, each of the guarantors named therein, and the 2019 Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).
2019 Notes Indenture Trustee means Wilmington Trust, National Association (as successor to Wells Fargo Bank, National Association), solely in its capacity as indenture trustee under the 2019 Notes Indenture.
2022 Notes means the 7.75% Senior Notes due October 15, 2022 issued pursuant to the 2022 Notes Indenture in the aggregate principal amount outstanding of $300,000,000 plus all accrued prepetition interest, fees, and other expenses due as of the Petition Date under the 2022 Notes Indenture.
2022 Notes Claim means any Claim arising under the 2022 Notes and the 2022 Notes Indenture.

1

2022 Notes Indenture means that certain Indenture, dated as of October 16, 2012, by and among Basic Parent as issuer, each of the guarantors named therein, and the 2022 Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).
2022 Notes Indenture Trustee means Wilmington Trust, National Association (as successor to Wells Fargo Bank, National Association), solely in its capacity as indenture trustee under the 2022 Notes Indenture.
ABL Credit Agreement means that certain amended and restated Credit Agreement, dated as of November 26, 2014 (as amended), by and among Basic Parent, as borrower, the ABL Facility Lenders party thereto, and the ABL Facility Agent, including all guaranties, security agreements, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended from time to time).
ABL Facility means the credit facility set forth in the ABL Credit Agreement.
ABL Facility Agent means Bank of America, N.A., as administrative agent, solely in its capacity as administrative agent under the ABL Credit Agreement, and, as of the Effective Date, under the Amended and Restated ABL Credit Agreement.
ABL Facility Claim means any Claims arising under the ABL Credit Agreement.
ABL Facility Lenders means the lenders party to the ABL Credit Agreement and, as of the Effective Date, the Amended and Restated ABL Credit Agreement.
Ad Hoc Group means the group of noteholders that own or manage with the authority to act on behalf of the beneficial owners of the 2019 Notes and the 2022 Notes who have executed the Restructuring Support Agreement, and such other noteholders that may enter into the Restructuring Support Agreement from time to time.
Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code (other than DIP Facility Claims), including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims; (c) Restructuring Expenses; and (d) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code.
Allowed means, with respect to any Claim or Interest (i) as to which the Debtors and the holder of the Claim agree to the amount of the Claim or a court of competent jurisdiction has determined the amount of the Claim by Final Order; (ii) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, as applicable, in a Final Order of the Bankruptcy Court; (iii) any Claim that is listed in the Schedules, if any are filed, as liquidated, non-contingent and undisputed; or

(iv) any Claim or Interest expressly allowed hereunder; provided that, the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims (other than with respect to the ABL Facility Claims) that are reinstated or otherwise Unimpaired pursuant to this Plan. For the avoidance of doubt, notwithstanding anything to the contrary herein, there shall be no requirement that the ABL Facility Agent, the Term Loan Agent, the 2019 Notes Indenture Trustee, or the 2022 Notes Indenture Trustee file a proof of Claim on behalf of the ABL Facility Lenders, the Term Loan Lenders, holders of the 2019 Notes Claims, or holders of the 2022 Notes Claims, as the case may be, in respect of any ABL Facility Claims, Term Loan Claims, 2019 Notes Claims, or 2022 Notes Claims, as the case may be, in order for such Claims to be Allowed; provided, that the ABL Facility Agent, the Term Loan Agent, the 2019 Notes Indenture Trustee, and the 2022 Notes Indenture Trustee are each authorized, but not directed, to file in the Debtors’ lead Chapter 11 Case, In re Basic Energy Services, Inc., et al., No  16-2320 (KCJ), a single, master proof of claim on behalf of itself and the holders of the ABL Facility Claims, the Term Loan Claims, the 2019 Notes Claims, and the 2022 Notes Claims, as applicable, on account of any and all of their respective Claims arising under the ABL Credit Agreement, the Term Loan Agreement, the 2019 Notes Indenture, and the 2022 Notes Indenture, as applicable.
Amended and Restated ABL Credit Agreement, means that certain Second Amended and Restated ABL Credit Agreement, to be dated as of the Effective Date, by and among Reorganized Basic Parent, the ABL Facility Agent, and the ABL Facility Lenders party thereto, the form of which shall be contained in the Plan Supplement, including all guaranties, security agreements, instruments, and other documents to be delivered pursuant thereto or in connection therewith.
Amended and Restated ABL Facility, means the amended and restated ABL Facility, on the terms and conditions set forth in the Amended and Restated ABL Credit Agreement.
Amended and Restated Term Loan Agreement means that certain Amended and Restated Term Loan Agreement, to be dated as of the Effective Date, by and among Reorganized Basic Parent, the other Reorganized Debtors, the Term Loan Agent, and the holders of the Term Loan Claims, the form of which shall be contained in the Plan Supplement and shall contain the same representations, warranties, affirmative covenants, negative covenants and events of default contained in the Term Loan Agreement, except that the Amended and Restated Term Loan Agreement will amend the Term Loan Agreement to include the covenants, definitions, and terms contained in the Amended and Restated Term Loan Agreement Supplement attached hereto as Exhibit 1.
Amended and Restated Term Loan Facility means the amended and restated Term Loan Facility in the aggregate principal amount of approximately $164,175,000 (minus any amounts paid under Section 2.07 of the Term Loan Agreement during the Chapter 11 Case), which, among other things and subject to the terms of the Amended and Restated Term Loan Agreement, will bear interest at a Cash rate of 13.5% per annum, payable quarterly, and maturing on earlier of (a) February 17, 2021, (b) the date on which the Reorganized Debtors refinance the Amended and Restated Term Loan Facility in full, and (c) the date on which the Amended and

Restated Term Loan Facility is accelerated or otherwise becomes due prior to the maturity date thereof, as further set forth in the Amended and Restated Term Loan Agreement.
Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws or operating agreement, a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing documents.
Amended Certificate of Incorporation means, with respect to each Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation or certificate of formation, a substantially final form of which will be contained in the Plan Supplement.
Asset means all of the right, title, and interest of a Debtor in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible, and intangible property).
Backstop Agreement means that certain Backstop Agreement entered into by Basic Parent and the Backstop Parties after the Petition Date in the form attached to the Restructuring Support Agreement as Exhibit F thereof with such modifications as are permitted under the Restructuring Support Agreement.
Backstop Parties means those parties that agree to backstop the Rights Offering pursuant to the Backstop Agreement, each in its respective capacity as such.
Backstop Put Premium means the Backstop Put Premium (as defined in the Backstop Agreement) to be paid to the Backstop Parties on the Effective Date in the form of New Convertible Notes pursuant to the Backstop Agreement.
Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.
Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.
Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any local rules of the Bankruptcy Court.
Basic Parent means Basic Energy Services, Inc., a Delaware corporation.

Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.
Cash means legal tender of the United States of America.
Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar claims.
Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on the Petition Date in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re Basic Energy Services, Inc., et al., Ch. 11 Case No. 16-[●] ([●]).
Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.
Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.
Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.
Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.
Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.
Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (a)  cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.
Debtor has the meaning set forth in the introductory paragraph of this Plan.
Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.
DIP Facility means the senior secured superpriority delayed draw term loan facility approved in the DIP Facility Order.
DIP Facility Agent means U.S. Bank National Association, solely in its capacity as administrative agent under the DIP Facility Loan Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Facility Loan Agreement.
DIP Facility Claim means a Claim held by the DIP Facility Lenders or the DIP Facility Agent arising under or relating to the DIP Facility Loan Agreement or the DIP Facility Order, including any and all fees, interests, and accrued but unpaid interest and fees arising under the DIP Facility Loan Agreement.
DIP Facility Lenders means the lenders party to the DIP Facility Loan Agreement.
DIP Facility Loan Agreement means the Superpriority Secured Debtor-in-Possession Term Loan Credit Agreement to be dated after the Petition Date, by and among Basic Energy Services, Inc., certain subsidiaries of Basic Energy Services, Inc. as guarantors, the DIP Facility Agent, and the DIP Facility Lenders, in the form attached to the Restructuring Support Agreement as Exhibit B thereto or otherwise mutually acceptable to Basic Parent and the DIP Facility Lenders, with any amendments, modifications or supplements thereto as permitted by the DIP Facility Order.
DIP Facility Order means (i) the Interim Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (b) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(a) and (c) and (ii) a Final Order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Facility Loan Agreement and access the DIP Facility, in each case in substantially the form attached to the Restructuring Support Agreement as Exhibit C, with such modifications as are permitted under the Restructuring Support Agreement.

Disbursing Agent means any entity in its capacity as a disbursing agent under section 6.5 hereof, including any Debtor or Reorganized Debtor, as applicable, that acts in such a capacity.
Disclosure Statement means the Disclosure Statement for this Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, or other applicable law.
Disputed means, with respect to a Claim, (a) any Claim, which Claim is disputed under section 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order; (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed; (c) any Claim that is listed in the Schedules, if any are filed, as unliquidated, contingent or disputed, and as to which no request for payment or proof of claim has been filed; or (d) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order. To the extent the Debtors dispute only the amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtors do not dispute, if any, and Disputed as to the balance of such Claim.
Distribution Record Date means, except as otherwise provided in the Plan, the Effective Date.
DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.
Effective Date means the date which is the first Business Day selected by the Debtors, with the consent of the Required Restructuring Support Parties, which consent may not be unreasonably withheld, on which (a) all conditions to the effectiveness of this Plan set forth in section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.
Employment Agreement has the meaning set forth in Section 8.6 of this Plan.
Estate means the estate of a Debtor created under section 541 of the Bankruptcy Code.
Exchange Act means the Securities Exchange Act of 1934, as amended.
Excluded Parties means, collectively, any holder of Interests in Basic Parent or any affiliate or subsidiary (other than Basic Parent and any direct or indirect subsidiary thereof), or current or former officer, director, principal, member, employee, agent, or advisory board member thereof, that (a) seeks any relief materially adverse to the Restructuring Transactions or objects to or opposes any material relief sought by (including any request for relief by any other party that is joined by any of the following) the Debtors, (b) is entitled to vote on the Plan and does not vote to accept the Plan, (c) opts out of any third-party releases sought in connection with the Plan, or (d) objects to the Plan or supports an objection to the Plan.
Exculpated Parties means, collectively, and in each case (a) excluding the Excluded Parties and (b) in their capacities as such during the Chapter 11 Cases: the Debtors and their subsidiaries, affiliates, current and former officers and directors, principals, shareholders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and all other retained estate professionals.
Existing Equity Interests means all common stock of Basic Parent issued and outstanding as of the Effective Date, whether or not transferable or fully vested.
Existing Securities Law Claim means any Claim, regardless of whether such Claim is the subject of an existing lawsuit: (a) arising from rescission of a purchase or sale of any Securities of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of any such Security; (c) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims; or (d) except as otherwise provided for in this Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim.
Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by Professional Persons.
Fee Escrow Account means an interest-bearing account in an amount equal to the total estimated amount of Fee Claims and funded by the Debtors on the Effective Date.
Final Order means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, that the possibility that a motion under Rules 50 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.
General Unsecured Claim means any Claim, other than a Term Loan Claim, ABL Facility Claim, Other Secured Claim, Intercompany Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Subordinated Claim, DIP Facility Claim, or Unsecured Notes Claim, that is not entitled to priority under the Bankruptcy Code or any Final Order of the Bankruptcy Court.
Indemnity Letter means that certain Debtor-in-Possession Facility Expense Deposit and Indemnity Letter dated as of August 25, 2016 by and between Basic Parent and the Term Loan Lenders.

Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.
Intercompany Claim means any Claim against a Debtor held by another Debtor.
Intercompany Interest means an Interest in a Debtor other than Basic Parent held by another Debtor or an affiliate of a Debtor.
Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date.
Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.
Management Incentive Plan means the post-restructuring management incentive plan to be adopted by the New Board in accordance with the term sheet attached as Exhibit G to the Restructuring Support Agreement.
New Board means the initial board of directors of Reorganized Basic Parent.
New Common Shares means the shares of common stock, par value $0.001 per share, of Reorganized Basic Parent to be issued (i) on the Effective Date, (ii) upon conversion of the New Convertible Notes, (iii) upon implementation of the Management Incentive Plan, (iv) upon exercise of the Warrants or (v) as otherwise permitted pursuant to the Amended Certificate of Incorporation of Reorganized Basic Parent.
New Convertible Notes means the 9% PIK interest unsecured notes due 2019, issued pursuant to the New Convertible Notes Indenture, in the aggregate principal amount as of the Effective Date of $131,250,000 (including the Backstop Put Premium), which are convertible to New Common Shares upon the earliest of:  (i) 36 months following the Effective Date; (ii) if, on any date (the “Conversion Trigger Date”) following the Effective Date, the closing price per New Common Share during each of the preceding consecutive 30 trading days has been greater than or equal to 150% of the Plan Value, the later of the Conversion Trigger Date and the second anniversary of the Effective Date; and (iii) the election to effect the conversion by a vote of the holders of a majority of the New Convertible Notes; and which upon such conversion (assuming such conversion occurs 36 months after the Effective Date) will comprise 48.52% of the total New Common Shares outstanding (subject to dilution by the New Common Shares issued under the Management Incentive Plan and the New Common Shares issued upon the exercise of the Warrants). The number of New Common Shares issued upon conversion of the New Convertible Notes shall be obtained by dividing (x) the sum of the aggregate principal amount of the New Convertible Notes and accrued PIK interest on the date of conversion by (y) an amount equal to 80% of the Plan Value.

New Convertible Notes Indenture means that certain unsecured Indenture, dated as of the Effective Date, by and among Reorganized Basic Parent as issuer, and the New Convertible Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time) which shall be filed with the Plan Supplement, subject to the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement. The Indenture will contain (i) no events of default, other than breach of covenants and bankruptcy and insolvency events of default, and (ii) customary covenants, including a negative pledge and anti-layering provisions.
New Convertible Notes Indenture Trustee means Wilmington Trust, National Association, solely in its capacity as indenture trustee under the New Convertible Notes Indenture.
New Intercreditor Agreement means that certain Intercreditor Agreement, to be dated as of the Effective Date, by and among the ABL Facility Agent, the New Term Loan Agent and the Reorganized Debtors, the form of which shall be contained in the Plan Supplement, subject to the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement.
Noteholder Advisor Engagement Letter means that certain agreement dated as of April 19, 2016, by and between Basic Parent, Fried, Frank, Harris, Shriver & Jacobson LLP and GLC Advisors & Co., LLC.
Other Secured Claim means any Secured Claim against a Debtor other than an ABL Facility Claim, a Term Loan Claim, or a DIP Facility Claim.
Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other entity (as defined in section 101(15) of the Bankruptcy Code).
Petition Date means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.
Plan means this joint prepackaged chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including, without limitation, any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the terms of the Restructuring Support Agreement.
Plan Distribution means the payment or distribution of consideration to holders of Allowed Claims and Interests under this Plan.
Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date,

including, without limitation, the documents to be included in the Plan Supplement, the Amended and Restated ABL Credit Agreement, the Amended and Restated Term Loan Agreement, the New Intercreditor Agreement, the New Convertible Notes Indenture, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Warrant Agreement, and the Management Incentive Plan, subject to the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement.
Plan Supplement means a supplemental appendix to this Plan containing, among other things, substantially final forms (in each case, subject to the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement) of the Amended and Restated ABL Credit Agreement (exclusive of all ancillary documents), the Amended and Restated Term Loan Agreement (exclusive of all ancillary documents), the New Intercreditor Agreement, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Warrant Agreement, the Registration Rights Agreement, the New Convertible Notes Indenture, the slate of directors to be appointed to the New Board, and the Management Incentive Plan, and, with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that, through the Effective Date, the Debtors shall have the right to amend documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Restructuring Support Agreement. The Plan Supplement shall be filed with the Bankruptcy Court not later than four (4) Business Days before the Voting Deadline.
Plan Value means $15.15, the value of a New Common Share as of the Effective Date as set forth in the Plan Supplement.
Priority Non-Tax Claim means any Claim (other than a DIP Facility Claim, an Administrative Expense Claim, or a Priority Tax Claim) that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.
Priority Tax Claim means any Claim of a governmental unit (as defined in section 101(27) of the Bankruptcy Code) of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.
Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.
Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.
Registration Rights Parties means Reorganized Debtor, each Backstop Party (and any affiliates or related funds thereof that receive New Common Shares or New Convertible Notes under the Plan), and each recipient of New Common Shares and New Convertible Notes who, together with its affiliates and related funds, receives 10% or more of the New Common Shares.
Registration Rights Agreement means that certain Registration Rights Agreement to be entered into by Basic Parent and the Registration Rights Parties on the Effective Date.
Reimbursement Letter means that certain letter agreement dated as of May 9, 2016 by and between Basic Parent and Fried, Frank, Harris, Shriver & Jacobson LLP.
Released Parties means, collectively, and in each case (a) excluding the Excluded Parties and (b) in their capacities as such: (i) the Debtors; (ii) the Debtors’ other non-Debtor affiliates; (iii) the Restructuring Support Parties; (iv) the Backstop Parties; (v) the 2019 Notes Indenture Trustee; (vi) the 2022 Notes Indenture Trustee; (vii) the Term Loan Lenders, (viii) the Term Loan Agent; (ix) the DIP Facility Agent; (x) the DIP Facility Lenders; (xi) the ABL Facility Agent; and (xii) the ABL Facility Lenders; and with respect to each of the foregoing entities, such entities’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.
Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan.
Reorganized Basic Parent means Basic Parent, as reorganized on the Effective Date in accordance with this Plan.
Required Restructuring Support Parties means the Requisite Creditors, as defined in the Restructuring Support Agreement.
Restructuring means the financial restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.
Restructuring Expenses means the reasonable and documented fees and expenses incurred by the Restructuring Support Parties in connection with the Restructuring, as provided in the Restructuring Support Agreement, the DIP Facility Order, the Backstop Agreement, the Reimbursement Letter, the Indemnity Letter, the Term Loan Lender Advisor Engagement Letter and the Noteholder Advisor Engagement Letter, including, without limitation, the fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP, Davis Polk & Wardwell LLP, PJT Partners LP and GLC Advisors & Co., LLC (in each case, as counsel or financial advisor to certain of the Restructuring Support Parties), payable without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, which shall be Allowed in full as Administrative Expense Claims upon incurrence and shall not be subject to any offset, defense, counterclaim, reduction, or credit.

Restructuring Support Agreement means that certain Restructuring Support Agreement, dated as of October 23, 2016, by and among Basic Parent, certain other affiliates of Basic Parent specified therein, and the Restructuring Support Parties, as the same may be amended, restated, or otherwise modified in accordance with its terms.
Restructuring Support Parties means, collectively, (i) the holders of Term Loan Claims and (ii) the holders of the Unsecured Notes Claims that are signatories to the Restructuring Support Agreement.
Restructuring Transactions means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, including (a) the consummation of the transactions provided for under or contemplated by the Restructuring Support Agreement; (b) the execution and delivery of appropriate agreements or other documents (including the Plan Documents) containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Restructuring Support Agreement and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments (including the Plan Documents) of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and the Restructuring Support Agreements; and (d) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate and consistent with the Restructuring Support Agreement.
Rights Offering means that certain rights offering pursuant to which each holder of Unsecured Notes Claims is entitled to receive Subscription Rights to acquire the New Convertible Notes in accordance with the Rights Offering Procedures.
Rights Offering Procedures means the procedures for the implementation of the Rights Offering approved by the Bankruptcy Court and in the form attached to the Restructuring Support Agreement as Exhibit E.
Schedule of Rejected Contracts means the schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to this Plan, as the same may be amended, modified, or supplemented from time to time with the consent of the Restructuring Support Parties, such consent not to be unreasonably withheld.
Schedules means, the schedules of Assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.
Secured Claim means a Claim to the extent (i) secured by a Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (A) as set forth in this Plan, (B) as agreed to by the holder of such Claim and the Debtors, or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or

(ii) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.
Securities Act means the Securities Act of 1933, as amended.
Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.
Subordinated Claim means the Existing Securities Law Claims and any Claim that is subject to (i) subordination under section 510(b) of the Bankruptcy Code or (ii) equitable subordination as determined by the Bankruptcy Court in a Final Order, including, without limitation, any Claim for or arising from the rescission of a purchase, sale, issuance, or offer of a Security of any Debtor; for damages arising from the purchase or sale of such a Security; or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.
Subscription Rights means the subscription rights to acquire New Convertible Notes offered in accordance with the Rights Offering Procedures.
Tax Code means the Internal Revenue Code of 1986, as amended from time to time.
Term Loan Agent means U.S. Bank National Association, solely in its capacity as administrative agent under the Term Loan Agreement, including as amended and restated as of the Effective Date, in the form of the Amended and Restated Term Loan Agreement.
Term Loan Agreement means that certain Term Loan Agreement, dated as of February 17, 2016, by and among Basic Parent, as borrower, each of the guarantors named therein, the lenders party thereto, the Term Loan Agent, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time).
Term Loan Claim means any Claim arising under the Term Loan Agreement.
Term Loan Facility means the term loan facility set forth in the Term Loan Agreement.
Term Loan Lenders means (i) Goldman Sachs & Co. Merchant Banking Division and/or any of its affiliates party to the Term Loan Agreement and any managed accounts for which Goldman Sachs & Co. or any of its affiliates acts as investment advisor pursuant to an investment advisory agreement and to which loans or interest in loans made under the Term Loan Facility have been transferred and (ii) Riverstone Holdings LLC and/or any of its affiliates party to the Term Loan Agreement, including as amended and restated, as of the Effective Date, in the form of the Amended and Restated Term Loan Agreement.

Term Loan Lender Advisor Engagement Letter means that certain agreement dated as of September 12, 2016, by and between Basic Parent, Davis Polk & Wardwell LLP, PJT Partners LP and the Term Loan Lenders.
Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.  Notwithstanding anything to the contrary in this Plan, the Plan Documents, or in the Confirmation Order, until an Allowed Claim that arises prior to the Effective Date has been (v) paid in full in accordance with applicable law, (w) paid in full or otherwise satisfied under the governing documents giving rise to the Claim, (x) paid in full or otherwise satisfied pursuant to terms agreed to between the holder of such Claim and the Debtor or Reorganized Debtor or in accordance with the terms and conditions of the particular transaction giving rise to such Claim, (y) paid in full or otherwise satisfied pursuant to this Plan, Plan Documents, or the Confirmation Order, or (z) otherwise satisfied or disposed of as determined by a court of competent jurisdiction.  For the avoidance of doubt (i) the provisions of sections 10.3, 10.4, 10.6, 10.7(b), 10.8, and 10.9 of this Plan shall not apply or take effect with respect to such Claim, (ii) such Claim shall not be deemed settled, satisfied, resolved, released, discharged, or enjoined by any provision of this Plan or the Plan Documents, and (iii) the property of each of the Debtors’ Estates that vests in the applicable Reorganized Debtor pursuant to section 10.2 of this Plan shall not be free and clear of such Claim.
.
Unsecured Notes means the 2019 Notes and 2022 Notes.
Unsecured Notes Claims means any Claim that is a 2019 Notes Claim or a 2022 Notes Claim.
U.S. Trustee means the United States Trustee for Region 3.
Voting Deadline means November 29, 2016 at 5:00 p.m. prevailing Eastern Time, or such date and time as may set by the Bankruptcy Court.
Warrant means the seven (7) year warrants issued in accordance with this Plan, entitling their holders upon exercise thereof, on a pro rata basis, to 6% of the total outstanding New Common Shares (after giving effect to the conversion of the New Convertible Notes) at a per share price based upon a total equity value of $1,789,000,000 of Reorganized Basic Parent and as more fully set forth in the Warrant Agreement.
Warrant Agreement means the documents governing the Warrants, the form of which shall be contained in the Plan Supplement.
1.2    Interpretation; Application of Definitions; Rules of Construction.
Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time in accordance with the terms hereof and the Restructuring Support Agreement. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (i) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (iii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (iv) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.
1.3    Reference to Monetary Figures.
All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.
1.4    Consent Rights of Restructuring Support Parties
Notwithstanding anything herein to the contrary, any and all consent rights of the Restructuring Support Parties set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the other Plan Documents, and any other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in section 1.1 hereof) and fully enforceable as if stated in full herein.
1.5    Controlling Document.
In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, DIP FACILITY CLAIMS, AND PRIORITY TAX CLAIMS.
2.1    Treatment of Administrative Expense Claims.
Except to the extent that a holder of an Allowed Administrative Expense Claim other than a Fee Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable (but in no event later than 30 days after the Effective Date), the holder of such Allowed Administrative Expense Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors (which, for the avoidance of doubt, do not include Restructuring Expenses), as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.
2.2    Treatment of Fee Claims.
All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is forty five (45) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) relating to or allowing any such Fee Claim.  On the Effective Date, the Debtors shall establish and fund the Fee Escrow Account.  The Debtors shall fund the Fee Escrow Account with Cash equal to the Professional Persons’ good faith estimates of the Fee Claims.  Funds held in the Fee Escrow Account shall not be considered property of the Debtors’ Estates or property of the Reorganized Debtors, but shall revert to the Reorganized Debtors only after all Fee Claims allowed by the Bankruptcy Court have been irrevocably paid in full.  The Fee Escrow Account shall be held in trust for Professional Persons retained by the Debtors and for no other parties until all Fee Claims Allowed by the Bankruptcy Court have been paid in full.  Fees owing to the applicable Professional Persons shall be paid in Cash to such Professional Persons from funds held in the Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court or authorized to be paid under the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals; provided, however, that the Reorganized Debtors’ obligations with respect to Fee Claims shall not be limited by nor deemed limited to the balance of funds held in the Fee Escrow Account.  To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of accrued Fee Claims owing to the Professional Persons, such Professional Persons shall have an Allowed Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with Section 2.1 of this Plan.  No Liens, claims, or interests shall encumber the Professional Fee Escrow in any way.

Any objections to Fee Claims shall be served and filed (a) no later than twenty one (21) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.
2.3    Treatment of DIP Facility Claims.
In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Facility Claim (subject to the last sentence of this Section 2.3), each such Allowed DIP Facility Claim shall be paid in full in Cash by the Debtors on the Effective Date equal to the Allowed amount of such DIP Facility Claim and all commitments under the DIP Facility Loan Agreement shall terminate. Upon the indefeasible payment or satisfaction in full in Cash of the DIP Facility Claims (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Facility Loan Agreement for which no claim has been made) in accordance with the terms of this Plan, on the Effective Date, all Liens granted to secure such obligations shall be terminated and of no further force and effect. The Debtors’ contingent or unliquidated obligations under the DIP Facility Loan Agreement, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner acceptable to the DIP Facility Agent, any affected lender under the DIP Facility Loan Agreement, or any other holder of a DIP Facility Claim, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to this Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.
2.4    Payment of Fees and Expenses under DIP Facility Order or Restructuring Support Agreement.
On the later of (i) the Effective Date and (ii) the date on which such fees, expenses or disbursements would be required to be paid under the terms of the applicable DIP Facility Order, order entered by the Bankruptcy Court approving the Backstop Agreement, or the Restructuring Support Agreement, the Debtors or Reorganized Debtors (as applicable) shall pay all fees, expenses and disbursements of (a) the DIP Facility Agent, (b) the DIP Facility Lenders, and (c) the Backstop Parties in each case, that have accrued and are unpaid as of the Effective Date and are required to be paid under or pursuant to the applicable DIP Facility Order, order entered by the Bankruptcy Court approving the Backstop Agreement, or the Restructuring Support Agreement. All payments of fees, expenses, or disbursements pursuant to this section shall be subject in all respects to the terms of the applicable DIP Facility Order, order entered by the Bankruptcy Court approving the Backstop Agreement or the Restructuring Support Agreement
2.5    Treatment of Priority Tax Claims.
Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Priority Tax Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

ARTICLE III.	CLASSIFICATION OF CLAIMS AND INTERESTS.
3.1    Classification in General.
A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.
3.2    Formation of Debtor Groups for Convenience Only.
This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal entities, or cause the transfer of any Assets; and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal entities.
3.3    Summary of Classification of Claims and Interests.
The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (i) Impaired and Unimpaired under this Plan; (ii) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (iii) deemed to accept or reject this Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	ABL Facility Claims	Unimpaired	No (Deemed to accept)
Class 4	Term Loan Claims	Impaired	Yes
Class 5	Unsecured Notes Claims	Impaired	Yes
Class 6	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 7	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 8	Subordinated Claims	Impaired	No (Deemed to reject)
Class 9	Existing Equity Interests	Impaired	No (Deemed to reject)
Class 10	Intercompany Interests	Unimpaired	No (Deemed to accept)

3.4    Separate Classification of Other Secured Claims.
Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing a different Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of voting to accept or reject this Plan and receiving Plan Distributions.
3.5    Elimination of Vacant Classes.
Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.
3.6    Voting; Presumptions; Solicitation.
(a)    Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Classes 4 and 5 are entitled to vote to accept or reject this Plan. An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 4 and 5 will receive ballots containing detailed voting instructions.
(b)    Deemed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 3, 6, 7, and 10 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.

(c)    Deemed Rejection by Certain Impaired Classes. Holders of Claims and Interests in Classes 8 and 9 are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.
3.7    Cramdown.
If any Class of Claims is deemed to reject this Plan or is entitled to vote on this Plan and does not vote to accept this Plan, the Debtors may (i) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code. If a controversy arises as to whether any Claims or Interests, any class of Claims or Interests, are impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
3.8    No Waiver.
Nothing contained in this Plan shall be construed to waive a Debtor’s or other entity’s right to object on any basis to any Claim.

ARTICLE IV.	TREATMENT OF CLAIMS AND INTERESTS.
4.1    Class 1: Priority Non-Tax Claims.
(a)    Treatment: The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.
(b)    Impairment and Voting: Allowed Priority Non-Tax Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.
4.2    Class 2: Other Secured Claims.
(a)    Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured

Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.
(b)    Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.
4.3    Class 3: ABL Facility Claims.
(a)    Treatment: On the Effective Date, (i) the Reorganized Debtors shall be deemed to have reinstated the ABL Credit Agreement as modified by the Amended and Restated ABL Credit Agreement, (ii) each holder of an Allowed ABL Facility Claim shall have such Claim renewed and extended or replaced (as the case may be) in accordance with the terms and conditions of the Amended and Restated ABL Credit Agreement, and (iii) each Lien and security interest that secures the obligations arising under the ABL Credit Agreement shall be reaffirmed, ratified and deemed granted by the Reorganized Debtors pursuant to the Amended and Restated ABL Credit Agreement and section 5.9 of this Plan to secure all obligations of the Reorganized Debtors arising under the Amended and Restated ABL Credit Agreement. In addition, all letters of credit issued by Bank of America, N.A. under the ABL Credit Agreement shall be deemed issued or reissued under the Amended and Restated ABL Credit Agreement, and all amounts due as of the Effective Date to the ABL Facility Agent and each holder of an Allowed ABL Facility Claim under the ABL Credit Agreement on account of interest, fees, charges, or other amounts payable under the ABL Credit Agreement, shall be paid in Cash in full on the Effective Date. If, before the Effective Date, any party draws against the letters of credit issued under the ABL Credit Agreement, the Debtors shall reimburse the holders of Allowed ABL Facility Claims according to the terms set forth in the ABL Credit Agreement.
(b)    Impairment and Voting: ABL Facility Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of ABL Facility Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to ABL Facility Claims.
(c)    Allowance: The ABL Facility Claims shall be deemed Allowed on the Effective Date in the aggregate face amount of the then outstanding letters of credit issued under the ABL Credit Agreement, plus any unreimbursed amounts thereunder, and any accrued and unpaid interest payable on such unreimbursed amounts thereunder through the Effective Date, plus any fees, charges and other amounts payable under the ABL Credit Agreement.
4.4    Class 4: Term Loan Claims.

(a)    Treatment: On the Effective Date, (i) each Allowed Term Loan Claim shall be deemed to be a loan held by the holder of such Claim under the Amended and Restated Term Loan Facility in principal amount equal to the principal amount outstanding on such Claim subject to the terms set forth in the Amended and Restated Term Loan Agreement; (ii) each Lien, mortgage and security interest that secures the obligations arising under the Term Loan Agreement as of the Petition Date shall be reaffirmed, ratified and deemed granted by the Reorganized Debtor to secure all obligations of the Reorganized Debtors arising under the Amended and Restated Term Loan Agreement; (iii) amounts due as of the Effective Date to each holder of an Allowed Term Loan Claim on account of accrued and unpaid interest shall be deemed to be accrued and unpaid interest under the Amended and Restated Term Loan Agreement payable on the first interest payment date thereunder; and (iv) amounts due as of the Effective Date to each holder of an Allowed Term Loan Claim on account of fees, charges, or other amounts payable under the Term Loan Agreement shall be paid in Cash in full on the Effective Date, which, for the avoidance of doubt, shall not include payment of any Make-Whole Amount or the Applicable Premium (as such terms are defined in the Term Loan Agreement).
(b)    Impairment and Voting: Term Loan Claims are Impaired. Holders of Allowed Term Loan Claims are entitled to vote on this Plan.
(c)    Allowance: The Term Loan Claims shall be deemed Allowed on the Effective Date in the aggregate principal amount of $164,175,000, plus any accrued and unpaid interest thereon payable through the Effective Date, plus any fees, charges, and other amounts payable under the Term Loan Agreement.
4.5    Class 5: Unsecured Notes Claims.
(a)    Treatment: On the Effective Date, all of the Unsecured Notes shall be cancelled and discharged. Each holder of an Allowed Unsecured Notes Claim shall receive, on account of its Allowed Unsecured Notes Claims, its Pro Rata share of (i) New Common Shares representing, in the aggregate, 99.5% of the New Common Shares issued on the Effective Date (subject to dilution by the New Common Shares issued upon conversion of the New Convertible Notes, the Management Incentive Plan, and the New Common Shares issued upon exercise of the Warrants) and (ii) 100% of the Subscription Rights to acquire $125,000,000 in New Convertible Notes in accordance with the Rights Offering Procedures; provided that, any amounts due and owing, as of the Effective Date, to the 2019 Notes Indenture Trustee and 2022 Notes Indenture Trustee under the 2019 Notes Indenture or 2022 Notes Indenture, respectively, shall be paid in full in Cash on the Effective Date. Upon conversion of the New Convertible Notes (assuming such conversion occurs 36 months after the Effective Date), the New Common Shares issued to holders of Unsecured Notes Claims under (i) will comprise 51.22% of the total outstanding New Common Shares (subject to dilution by the Management Incentive Plan and the New Common Shares issued upon exercise of the Warrants).
(b)    Impairment and Voting: Unsecured Notes Claims are Impaired. Holders of Allowed Unsecured Notes Claims are entitled to vote on this Plan.

(c)    Allowance: The Unsecured Notes Claims shall be deemed Allowed on the Effective Date in the aggregate principal amount of $775,000,000, plus (i) any accrued and unpaid interest thereon payable through the Petition Date and (ii) any fees, charges, and other amounts payable under the 2019 Notes Indenture and 2022 Notes Indenture.
4.6    Class 6: General Unsecured Claims.
(a)    Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by this Plan. Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.
(b)    Impairment and Voting: Allowed General Unsecured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.
4.7    Class 7: Intercompany Claims.
(a)    Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion. All Intercompany Claims between any Debtor and a non-Debtor affiliate shall be Unimpaired under this Plan.
(b)    Impairment and Voting: All Allowed Intercompany Claims are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Claims.
4.8    Class 8: Subordinated Claims.
(a)    Treatment: Subordinated Claims are subordinated pursuant to this Plan and section 510 of the Bankruptcy Code. The holders of Subordinated Claims shall not receive or retain any property under this Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of Subordinated Claims shall be discharged.
(b)    Impairment and Voting: Subordinated Claims are Impaired. In accordance with section 1126(g) of the Bankruptcy Code, holders of Subordinated Claims are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to Subordinated Claims.

4.9    Class 9: Existing Equity Interests.
(a)    Treatment: On the Effective Date, the Existing Equity Interests shall be cancelled without further action by or order of the Bankruptcy Court. Notwithstanding the foregoing, each holder of an Allowed Existing Equity Interest shall receive its Pro Rata share of (i) New Common Shares representing, in the aggregate, 0.5% of the New Common Shares issued on the Effective Date (subject to dilution by the New Common Shares issued upon conversion of the New Convertible Notes, the Management Incentive Plan, and the New Common Shares issued upon exercise of the Warrants) and (ii) the Warrants. Upon conversion of the New Convertible Notes (assuming such conversion occurs 36 months after the Effective Date), the New Common Shares issued to holders of Allowed Existing Equity Interests will comprise 0.26% of the total outstanding New Common Shares (subject to dilution by the Management Incentive Plan and the New Common Shares issued upon exercise of the Warrants).
(b)    Impairment and Voting: Existing Equity Interests are Impaired. In accordance with section 1126(g) of the Bankruptcy Code, holders of Existing Equity Interests are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to Existing Equity Interests.
4.10    Class 10: Intercompany Interests.
(a)    Treatment: Intercompany Interests are Unimpaired. On the Effective Date, all Intercompany Interests shall be treated as set forth in section 5.15 hereof.
(b)    Impairment and Voting: Intercompany Interests are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.
4.11    Debtors’ Rights in Respect of Unimpaired Claims.
Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.
4.12    Treatment of Vacant Classes.
Any Claim or Interest in a Class that is considered vacant under section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.	MEANS FOR IMPLEMENTATION.
5.1    Continued Corporate Existence.

(a)    Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation, and the Amended By-Laws. On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law, and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.
(b)    On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate this Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any Asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) the Restructuring Transactions; and (v) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.
5.2    Plan Funding.
Plan Distributions of Cash shall be funded from the Debtors’ Cash on hand as of the applicable date of such Plan Distribution and from the proceeds of the Rights Offering.
5.3    Cancellation of Existing Securities and Agreements.
Except for the purpose of evidencing a right to a distribution under this Plan and except as otherwise set forth in this Plan, or in any Plan Document, on the Effective Date, all agreements, instruments, and other documents evidencing any prepetition Claim or Interest (other than certain Intercompany Interests that are not modified by this Plan) and any rights of any holder in respect thereof shall be deemed cancelled and of no force or effect. For the avoidance of doubt, the foregoing sentence shall not apply to the DIP Facility Loan Agreement, the Term Loan Agreement, or the ABL Credit Agreement. The holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding such cancellation, each of the

2019 Notes Indenture and the 2022 Notes Indenture shall continue in effect to the extent necessary to: (1) allow holders of Claims under such agreements to receive Plan Distributions; (2) allow the Reorganized Debtors, the 2019 Notes Indenture Trustee and the 2022 Notes Indenture Trustee to make distributions pursuant to this Plan on account of the 2019 Notes Claims and the 2022 Notes Claims, as applicable, and the 2019 Notes Indenture Trustee and the 2022 Notes Indenture Trustee to seek such reasonable compensation, fees, and expense (a) due to the 2019 Notes Indenture Trustee and the 2022 Notes Indenture Trustee under the 2019 Notes Indenture and the 2022 Notes Indenture, as applicable, or (b) incurred by the 2019 Notes Indenture Trustee and the 2022 Notes Indenture Trustee in making such distributions pursuant to this Plan; and (3) allow the 2019 Notes Indenture Trustee and the 2022 Notes Indenture Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with this Plan. Except as provided pursuant to this Plan, each of the 2019 Notes Indenture Trustee and the 2022 Notes Indenture Trustee, and their respective agents, successors, and assigns shall be discharged of all of their obligations associated with the 2019 Notes Indenture and the 2022 Notes Indenture, respectively; and (4) allow the 2019 Notes Indenture Trustee and the 2022 Notes Indenture Trustee to assert any rights under section 7.07 of the 2019 Notes Indenture and 2022 Notes Indenture, respectively.
5.4    Cancellation of Certain Existing Security Interests.
Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.
5.5    Officers and Boards of Directors.
(a)    On the Effective Date, the board of directors of Reorganized Basic Parent shall consist of seven members, at least five (5) of whom shall be designated prior to the Effective Date.  For Reorganized Basic Parent, Ascribe Capital LLC shall designate one (1) member, Silver Point Capital, L.P. shall designate one (1) member, the Ad Hoc Group shall designate four (4) members, and the remaining director shall be the Chief Executive Officer of Reorganized Basic Parent; provided, however, that notwithstanding the foregoing, any initial director of Reorganized Basic Parent who has not been designated as of the Effective Date shall be designated by Ascribe Capital LLC and Silver Point Capital, L.P.  The composition of the boards of directors of each other Reorganized Debtor shall be disclosed prior to the entry of the Confirmation Order.  The nomination of the Chairperson of the New Board shall be satisfactory to the Ad Hoc Group in its sole discretion in good faith consultation with the Chief Executive Officer of Reorganized Basic Parent.
(b)    Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Reorganized Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.
5.6    Management Incentive Plan.
On the Effective Date, the New Board shall adopt the Management Incentive Plan, which shall be consistent with the terms set forth in Exhibit G to the Restructuring Support Agreement.
5.7    [Reserved]
5.8    Authorization, Issuance, and Delivery of New Common Shares.
(a)    On the Effective Date, Reorganized Basic Parent is authorized to issue or cause to be issued and shall issue the New Common Shares for distribution in accordance with the terms of this Plan without the need for any further corporate or shareholder action.
(b)    As of the Effective Date, Reorganized Basic Parent anticipates that it will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) -78(pp). Reorganized Basic Parent shall use its reasonable best efforts to have the New Common Shares listed on a nationally recognized exchange as soon as practicable subject to meeting applicable listing requirements following the Effective Date.
(c)    On the Effective Date, Reorganized Basic Parent is authorized to issue, or cause to be issued, and shall issue the Warrants for distribution in accordance with the terms of this Plan and the Warrant Agreement without the need for any further corporate or shareholder action. All of the Warrants issued pursuant to this Plan shall be duly authorized and validly issued.
5.9    Amended and Restated ABL Credit Agreement.
On the Effective Date, the Reorganized Debtors will enter into the Amended and Restated ABL Credit Agreement substantially in the form contained in the Plan Supplement and (a) the Reorganized Debtors shall be deemed to have reinstated the ABL Credit Agreement as modified by the Amended and Restated ABL Credit Agreement, and (b) the Amended and Restated ABL Credit Agreement shall constitute legal, valid, binding and authorized joint and several obligations of the Reorganized Debtors, enforceable in accordance with its terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, this Plan or the Confirmation Order. On the Effective Date, all Liens and security interests granted pursuant to, or in connection with, the ABL Credit Agreement: (w) shall be reaffirmed and ratified by the Reorganized Debtors and continue in full force and effect pursuant to the Amended and Restated ABL Credit Agreement, (x)  shall be deemed granted by the Reorganized Debtors pursuant to the Amended and Restated ABL Credit Agreement, (y) shall be valid, binding, perfected, enforceable Liens and security interests in the property and collateral described in the Amended and Restated ABL Credit Agreement, with the priorities established in respect thereof under applicable non-bankruptcy law and the New Intercreditor Agreement, and (z) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under any applicable law, this Plan, or the Confirmation Order. Pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors and the Reorganized Debtors have waived any discharge of the Claims and obligations arising under the ABL Credit Agreement as modified by the Amended and Restated ABL Credit Agreement.
All Liens and security interests on such property and collateral securing the obligations under the ABL Credit Agreement as of the Petition Date are unaltered by this Plan and shall continue to secure the obligations arising under the Amended and Restated ABL Credit Agreement.
5.10    Amended and Restated Term Loan Agreement.
On the Effective Date, the Reorganized Debtors shall amend and restate the Term Loan Agreement in the form of the Amended and Restated Term Loan Agreement contained in the Plan Supplement, which shall be acceptable in form and substance to the Term Loan Lenders.
All Liens and security interests granted pursuant to, or in connection with, the Amended and Restated Term Loan Agreement shall be (a) valid, binding, perfected, enforceable, Liens and security interests in the personal and real property described in and subject to the Amended and Restated Term Loan Agreement and any related documents, with the priorities established in respect thereof under applicable non-bankruptcy law and the New Intercreditor Agreement and (b) not subject to avoidance, recharacterization or subordination under any applicable law.
All Liens, mortgages and security interests on such personal or real property securing the obligations arising under the Term Loan Agreement as of the Petition Date are unaltered by this Plan and shall continue to secure the obligations arising under the Amended and Restated Term Loan Agreement.
5.11    New Intercreditor Agreement.
On the Effective Date, the parties to the Amended and Restated ABL Credit Agreement and the Amended and Restated Term Loan Agreement shall enter into the New Intercreditor Agreement substantially in the form contained in the Plan Supplement.
5.12    New Convertible Notes; New Convertible Notes Indenture.
On the Effective Date, the Reorganized Basic Parent and the New Convertible Notes Indenture Trustee will enter into the New Convertible Notes Indenture substantially in the form contained in the Plan Supplement. For U.S. federal income tax purposes, and subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary, all parties shall treat the New Convertible Notes as stock (that is not preferred stock for purposes of Section 305 of the Tax Code).
5.13    Rights Offering.
(a)    Terms. Following approval by the Bankruptcy Court of the Rights Offering Procedures, the Debtors will commence the Rights Offering in accordance therewith. On the Effective Date, the Debtors shall consummate the Rights Offering. The Rights Offering will be fully backstopped by the Backstop Parties in accordance with and subject to the terms and conditions of the Backstop Agreement. The right to participate in the Rights Offering may not be sold, transferred, or assigned.
(b)    Purpose. On the Effective Date, the proceeds of the sale of the New Convertible Notes shall be used: (i) to provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes; (ii) to fund Allowed Administrative Expense Claims payable on or after the Effective Date; (iii) to pay in Cash in full the DIP Facility Claims; and (iv) to fund Plan Distributions.
(c)    Backstop Commitment. In accordance with the Backstop Agreement and subject to the terms and conditions thereof, each of the Backstop Parties has agreed, severally but not jointly, to purchase, on or prior to the Effective Date, its respective Investor Percentage (as defined in the Backstop Agreement) of the Unsubscribed Notes (as defined in the Backstop Agreement).
(d)    Backstop Put Premium. In exchange for providing the backstop commitment for the Rights Offering, the Backstop Parties will receive the Backstop Put Premium. Upon the Effective Date, the Backstop Put Premium will be immediately and automatically deemed earned and payable.
5.14    Registration Rights.
On the Effective Date, the Registration Rights Parties shall enter into the Registration Rights Agreement acceptable to (i) each Backstop Party, (ii) the Required Restructuring Support Parties, and (iii) the Debtors or Reorganized Debtors. The Registration Rights Agreement shall provide the Registration Rights Parties with certain demand registration rights and with piggyback registration rights. The Registration Rights Agreement shall also provide that on or before the date that is the later of (i) 90 days after the Effective Date, or (ii) 30 days after Reorganized Basic Parent files its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Reorganized Debtor shall file, and shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (or other appropriate form) for the offer and resale of the New Common Shares and New Convertible Notes held by the Registration Rights Parties. The Registration Rights Agreement shall contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods.

5.15    Intercompany Interests; Corporate Reorganization.
On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, the certificates and all other documents representing the Intercompany Interests shall be deemed to be in full force and effect.
5.16    Restructuring Transactions.
On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions consistent with this Plan and the Restructuring Support Agreement as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.
If, prior to 5 p.m. Prevailing Eastern Time on December 13, 2016, the Debtors are provided with irrevocable notice from the Requisite Note Conversion Holders (as defined below) of their intent to exercise the conversion election set forth in clause (iii) of the definition of New Convertible Notes (such irrevocable notice to be acceptable to the Debtors in their sole discretion, the “Conversion Notice”), then notwithstanding anything to the contrary in the Prepackaged Plan the Plan Documents, or the Confirmation Order, (x) the New Convertible Notes shall be deemed to have been converted to New Common Shares on the Effective Date, and (y) any party that would have been entitled to receive New Convertible Notes shall, in lieu of receiving such New Convertible Notes, instead receive a number of New Common Shares equal to the number of New Common Shares such party would have received if the New Convertible Notes were converted to New Common Shares on the Effective Date.  The Debtors shall file a notice with the Bankruptcy Court promptly after receipt of an acceptable Conversion Notice, or shall otherwise file a notice prior to 5 p.m. Prevailing Eastern Time on December 14, 2016 stating that an acceptable Conversion Notice has not been received.  “Requisite Note Conversion Holders” shall mean parties that collectively would be entitled to receive a majority in aggregate principal amount of the New Convertible Notes as of the Effective Date, inclusive of the Backstop Put Premium, whether through the Rights Offering or as a Backstop Party.
5.17    Separability.
Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code with the consent of the Required Restructuring Support Parties, which consent shall not be unreasonably withheld.

ARTICLE VI.	DISTRIBUTIONS.

6.1    Distributions Generally.
The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims and Allowed Interests in accordance with the terms of this Plan.
6.2    Postpetition Interest on Claims.
Except as otherwise set forth in this Plan, the Plan Documents, or the Confirmation Order, postpetition interest shall accrue, and shall be paid, on any Claims in the ordinary course of business in accordance with any applicable law, agreement, document, or Final Order, as the case may be, as if the Chapter 11 Cases had never been commenced.
6.3    Date of Distributions.
Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable.
6.4    Distribution Record Date.
(a)    As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.
(b)    Notwithstanding anything in this Plan to the contrary, in connection with any distribution under this Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, will be entitled to recognize and deal for all purposes under this Plan with holders of New Common Shares and New Convertible Notes to the extent consistent with the customary practices of DTC used in connection with such distributions. All New Common Shares and all New Convertible Notes to be distributed under this Plan shall be issued in the names of such holders or their nominees in accordance with DTC’s book-entry exchange procedures; provided, that such New Common Shares and New Convertible Notes are permitted to be held through DTC’s book-entry system; and provided, further, that to the extent the New Common Shares or the New Convertible Notes are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Basic Parent will take all such reasonable actions as may be required to cause distributions of the New Common Shares and the New Convertible Notes under this Plan. The New Convertible Notes shall not be certificated.
6.5    Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in section 6.16 hereof.
6.6    Delivery of Distributions.
Subject to section 6.4(b) of this Plan, the Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.
6.7    Unclaimed Property.
One year from the later of: (i) the Effective Date and (ii) the date that is ten Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 374(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Person (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.
6.8    Satisfaction of Claims.
Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.
6.9    Manner of Payment under Plan.
Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.
6.10    Fractional Shares, Warrants, and De Minimis Cash Distributions.
No fractional New Common Shares or Warrants shall be distributed. When any distribution would otherwise result in the issuance of a number of New Common Shares or Warrants that is not a whole number, the New Common Shares and Warrants subject to such distribution shall be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (ii) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of New Common Shares and Warrants to be distributed on account of Allowed Claims and Existing Equity Interests will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) New Common Share, one (1) Warrant, or $50.00 in Cash. Fractional New Common Shares and Warrants that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized Basic Parent.
6.11    No Distribution in Excess of Amount of Allowed Claim.
Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim (plus any postpetition interest on such Claim solely to the extent permitted by section 6.2 of this Plan).
6.12    Allocation of Distributions between Principal and Interest.
Except as otherwise provided in this Plan and subject to section 6.2 of this Plan, to the extent that any Allowed Term Loan Claim or Allowed ABL Facility Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.
6.13    Exemption from Securities Laws.
The issuance of and the distribution under this Plan of the New Common Shares, the Warrants (and the New Common Shares issuable upon exercise thereof), the Subscription Rights, and the New Convertible Notes issued pursuant to the Rights Offering (and the New Common Shares issuable upon conversion thereof) shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code. These Securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt

Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.
The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.
The issuance and sale, as applicable, of the New Convertible Notes (and the New Common Shares issuable upon conversion thereof) to the Backstop Parties under the Backstop Agreement is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such Securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.
6.14    Setoffs and Recoupments.
Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.
6.15    Rights and Powers of Disbursing Agent.
(a)    Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.
(b)    Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.
6.16    Withholding and Reporting Requirements.
In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and any other distributing party shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all Plan Distributions under this Plan shall be subject to any such withholding or reporting requirements.  In the case of a non-Cash Plan Distribution that is subject to withholding, the distributing party may request a holder of an Allowed Claim or Existing Equity Interest to complete and return a Form W-8 or W-9, as applicable to each such holder. If such Form is requested and not submitted to the distributing party within 10 days of the request, the distributing party may, in its discretion, either (i) withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax, or (ii) require the intended recipient of such distribution to provide the withholding agent with an amount of Cash sufficient to satisfy such withholding tax as a condition to receiving such distribution. If such Form is requested and submitted to the distributing party within 10 days of the request, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax; provided that, the distributing party shall first notify the intended recipient of such contemplated sale and offer the intended recipient the opportunity to provide sufficient Cash to satisfy such withholding tax in lieu of such sale.  The distributing party shall have the right, but not the obligation, not to make a Plan Distribution until its withholding obligation is satisfied pursuant to the preceding sentences.  If an intended recipient of a non-Cash Plan Distribution is required to provide or has agreed to provide the withholding agent with the Cash necessary to satisfy the withholding tax pursuant to this section and such person fails to comply before the date that is one year after the request is made, the amount of such Plan Distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such Plan Distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.  Any amounts withheld pursuant hereto shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.  The distributing party may require a holder of an Allowed Claim or Existing Equity Interest to complete and return a Form W-8 or W-9, as applicable to each such holder.
Notwithstanding the above, each holder of an Allowed Claim or Existing Equity Interest that is to receive a Plan Distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding, and other tax obligations, on account of such Plan Distribution.
6.17    Hart-Scott-Rodino Antitrust Improvements Act.
Any New Common Shares to be distributed under this Plan to an entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity have expired or been terminated.

ARTICLE VII.	PROCEDURES FOR RESOLVING CLAIMS.
7.1    Disputed Claims Process.
Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in this Plan, holders of Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced. The holders of Claims shall not be subject to any claims resolution process in the Bankruptcy Court in connection with their Claims and shall retain all their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors in any forum with jurisdiction over the parties. Except for (i) proofs of Claim asserting damages arising out of the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to Section 8.3 of this Plan and (ii) proofs of Claim that have been objected to by the Debtors before the Effective Date, upon the Effective Date, any filed Claim, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn. To the extent not otherwise provided in this Plan, the deemed withdrawal of a proof of Claim is without prejudice to such claimant’s rights under this Section 7.1 of this Plan to assert its Claims in any forum as though the Debtors’ Chapter 11 Cases had not been commenced. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.
7.2    Estimation of Claims.
The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.
7.3    Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.
7.4    No Distributions Pending Allowance.
If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.
7.5    Distributions after Allowance.
To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.
8.1    General Treatment.
As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases shall be deemed assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors, pursuant to Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any Final Order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.
8.2    Determination of Cure Disputes and Deemed Consent.
Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof. Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with this Plan and setting forth the proposed Cure Amount (if any). If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors, as applicable intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0).
If there is a dispute regarding (a) any Cure Amount, (b) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective. The Debtors reserve the right to reject any executory contract or unexpired lease not later than thirty (30) days after the entry of a Final Order resolving any such dispute. Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fourteen (14) days of the filing thereof, shall be deemed to have assented to such assumption and/or Cure Amount and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.
8.3    Rejection Damages Claims.
Any counterparty to a contract or lease that is identified on the Schedule of Rejected Contracts or is otherwise rejected by the Debtors must file and serve a proof of Claim on the applicable Debtor that is party to the contract or lease to be rejected no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of rejection of such executory contract or unexpired lease.
8.4    Survival of the Debtors’ Indemnification Obligations.
Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.
8.5    Compensation and Benefit Plans

All employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.
8.6    Employment Agreement Waivers.
With respect to each employment agreement to which any Debtor is a party (the “Employment Agreements”) and without in any way modifying or limiting the Debtors’ rights and remedies thereunder, the Debtors shall (i) cause the Employment Agreements of (a) President, Chief Executive Officer, (b) Senior Vice President, Chief Financial Officer, Treasurer and Secretary, (c) Senior Vice President – Region Operations, (d) Vice President - Pumping Services, (e) Vice President - Marketing, (f) Vice President - Human Resources, (g) Vice President, Controller and Chief Accounting Officer, and (h) Vice President – Manufacturing and Equipment, to be amended and (ii) shall use reasonable best efforts to cause all other Employment Agreements to be amended, in each case (x) where applicable, to provide and clarify that the consummation of the Restructuring itself will not be treated as a “change in control” or be considered a “good reason” event under such Employment Agreement and (y) where applicable, to provide that if the emergence awards are not granted by the New Board within 90 days after the Effective Date in accordance with the terms set forth in Exhibit G to the Restructuring Support Agreement, such failure to act will be a “good reason” event under such Employment Agreement. For the avoidance of doubt, the amendments to the Employment Agreements described in this Section 8.6 shall amend the Employment Agreements only as expressly provided herein and all other terms of the Employment Agreement shall remain in full force and effect.   The Debtors are authorized to take such actions with respect to the Employment Agreements.
8.7    Insurance Policies.
All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtors or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.
8.8    Reservation of Rights.
(a)    Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)    Except as explicitly provided in this Plan, nothing herein shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.
(c)    Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.
(d)    If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.	CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.
9.1    Conditions Precedent to the Effective Date.
The Effective Date shall not occur unless all of the following conditions precedent have been satisfied:
(a)    the Plan Supplement, including the Plan Documents, has been filed;
(b)    the Plan Documents contain terms and conditions consistent in all material respects with this Plan and the Restructuring Support Agreement;
(c)    the Bankruptcy Court has entered the Confirmation Order in form and substance satisfactory to the Debtors and the Required Restructuring Support Parties and such Confirmation Order has become a Final Order and has not been stayed, modified, or vacated on appeal;
(d)    the Restructuring Support Agreement has not been terminated and remains in full force and effect and binding on all parties thereto;
(e)    [Reserved];
(f)    the conditions to effectiveness of the Backstop Agreement have been satisfied or waived in accordance with the terms thereof, and the Backstop Agreement is in full force and effect and binding on all parties thereto;
(g)    the conditions to effectiveness of the Amended and Restated ABL Credit Agreement have been satisfied or waived in accordance with the terms thereof, and the

Amended and Restated ABL Credit Agreement is in full force and effect and binding on all parties thereto;
(h)    the conditions to effectiveness of the Amended and Restated Term Loan Agreement have been satisfied or waived in accordance with the terms thereof, and the Amended and Restated Term Loan Agreement is in full force and effect and binding on all parties thereto;
(i)    the conditions to effectiveness of the New Intercreditor Agreement have been satisfied or waived in accordance with the terms thereof, and such conditions have not been amended without the consent of the Debtors and the Required Restructuring Support Parties, and the New Intercreditor Agreement is in full force and effect and binding on all parties thereto;
(j)    the conditions to effectiveness of the New Convertible Notes Indenture have been satisfied or waived in accordance with the terms thereof, and the New Convertible Notes Indenture is in full force and effect and binding on all parties thereto;
(k)    all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;
(l)    the Amended Certificate of Incorporation of Reorganized Basic Parent has been filed with the appropriate governmental authority;
(m)    the Debtors, together with the Subscription Agent (as defined in the Rights Offering Procedures), shall have received net proceeds of at least $125,000,000 for the issuance of the New Convertible Notes; and
(n)    the Debtors shall deliver to the Requisite Noteholders (as such term is defined in the Restructuring Support Agreement), a copy of the fully executed amendments in respect of the Employment Agreements (as defined in section 8.6 herein) described in section 8.6(i).
9.2    Waiver of Conditions Precedent.
(a)    Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors and the Required Restructuring Support Parties; provided that, section 9.1(m) of this Plan may be waived with the consent of the Debtors and the Requisite Term Loan Lenders (as such term is defined in the Restructuring Support Agreement), and the consent of the Requisite Noteholders (as such term is defined in the Restructuring Support Agreement) shall be required only to the extent such consent is required under the Backstop Agreement. If any such condition precedent is waived pursuant to this section and the

Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge this Plan in any court. If this Plan is confirmed for fewer than all of the Debtors as provided for in section 5.17 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.
(b)    The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.
9.3    Effect of Failure of a Condition.
If the conditions listed in sections 9.1 are not satisfied or waived in accordance with section 9.2 on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date reasonably acceptable to the Required Restructuring Support Parties and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Person, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the other Restructuring Support Parties, or any other Person.

ARTICLE X.	EFFECT OF CONFIRMATION.
10.1    Binding Effect.
Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is Impaired under this Plan and whether such holder has accepted this Plan.
10.2    Vesting of Assets.
Except as otherwise provided in this Plan, or any Plan Document, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests. Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.
10.3    Discharge of Claims against and Interests in the Debtors.
Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest, where such Claim or Interest has been fully paid or otherwise satisfied in accordance with this Plan, and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.
10.4    Pre-Confirmation Injunctions and Stays.
Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.
10.5    Injunction against Interference with Plan.
Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective present and former affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date, provided, that the foregoing shall not enjoin any Restructuring Support Party from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.
10.6    Plan Injunction.
(a)    Except as otherwise provided in this Plan, in the Plan Documents, or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Persons who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan, and the Plan Documents, to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan and the Plan Documents; provided, that nothing contained herein shall preclude such Persons who have held, hold, or may hold Claims against, or Interests in, a Debtor, a Reorganized Debtor, or an Estate from exercising their rights and remedies, or obtaining benefits, pursuant to and consistent with the terms of this Plan and the Plan Documents; provided, further, that nothing contained herein shall enjoin any Restructuring Support Party from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.
(b)    By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, without limitation, the injunctions set forth in this section.
10.7    Releases.
(a)    Releases by the Debtors. As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan, the Plan Documents, or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other entities that may purport to assert any Cause of Action derivatively, by or through the foregoing entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, or liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party (including, without limitation, the ABL Credit Agreement, the Term Loan Agreement, the 2019 Notes Indenture, and the 2022 Notes Indenture), the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Restructuring Support Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to this Plan, the Backstop Agreement, or the Rights Offering, or any other act or omission, transaction, agreement, event, or other occurrence, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.
(b)    Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan, the Plan Documents, or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the (i) the holders of all Claims and Interests who vote to accept this Plan, (ii) holders of Claims or Interests that are Unimpaired under this Plan, where the applicable Claims or Interests have been fully paid or otherwise satisfied in accordance with this Plan, (iii) holders of Claims or Interests whose vote to accept or reject this Plan was solicited but who did not vote either to accept or to reject this Plan, (iv) holders of Claims or Interests who voted to reject this Plan but did not opt out of granting the releases set forth herein, (v) the Term Loan Agent, (vi) the 2019 Notes Indenture Trustee, (vii) the 2022 Notes Indenture Trustee, (viii) the ABL Facility Agent, (ix) the DIP Facility Agent, (x) the Term Loan Lenders, and (xi) the ABL Facility Lenders, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Restructuring Support Agreement, this Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to this Plan, the Backstop Agreement, or the Rights Offering, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct.
10.8    Exculpation.
To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, remedy, or liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Amended and Restated ABL Credit Agreement, the Amended and Restated Term Loan Agreement, the DIP Facility Loan Agreement, the New Convertible Notes Indenture, the Warrant Agreement, the New By-Laws, the Management Incentive Plan, the Backstop Agreement, the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, and this Plan (including the Plan Documents), or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the conducting of the Rights Offering; the issuance of Securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for intentional fraud, gross negligence, or willful misconduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Parties and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of Securities pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of Securities thereunder. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.
10.9    Injunction Related to Releases and Exculpation.
The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan.
10.10    Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
10.11    Retention of Causes of Action and Reservation of Rights.
Except as otherwise provided herein, including, without limitation, sections 10.5, 10.6, 10.7, 10.8 and 10.9 nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, but not limited to, rights, claims, Causes of Action, rights of setoff, offset, recoupment or other legal or equitable defenses against any holder of Existing Equity Interests that arise on account of such holders’ objection to, or support of, and objection to this Plan. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.
10.12    Ipso Facto and Similar Provisions Ineffective.
Except as otherwise agreed by the Requisite Noteholders (as such term is defined in the Restructuring Support Agreement), any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any entity based on any of the following: (i) the insolvency or financial condition of a Debtor; (ii) the commencement of the Chapter 11 Cases; (iii) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; or (iv) the Restructuring.
10.13    Indemnification and Reimbursement Obligations.
For purposes of this Plan, (a) the obligations of the Debtors to indemnify and reimburse their directors or officers that were directors or officers, respectively, on or subsequent to the Petition Date shall be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims. In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of the Petition Date, and all members, managers, directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

ARTICLE XI.	RETENTION OF JURISDICTION.
11.1    Retention of Jurisdiction.
Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:
(a)    to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;
(b)    to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;
(c)    to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;
(d)    to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order;
(e)    to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;
(f)    to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;
(g)    to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person or other entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;
(h)    to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;
(i)    to hear and determine all Fee Claims;
(j)    to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;
(k)    to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;
(l)    to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release, exculpation, or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;
(m)    to determine such other matters and for such other purposes as may be provided in the Confirmation Order;
(n)    to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
(o)    to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;
(p)    to resolve any disputes concerning whether a Person or entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;
(q)    to recover all Assets of the Debtors and property of the Estates, wherever located; and
(r)    to enter a final decree closing each of the Chapter 11 Cases.

ARTICLE XII.	MISCELLANEOUS PROVISIONS.
12.1    Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust or other security interest, (c) all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, (d) any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, (e) the grant of collateral under the Amended and Restated Term Loan Agreement or the Amended and Restated ABL Credit Agreement and (f) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.
12.2    Dates of Actions to Implement This Plan.
In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day but shall be deemed to have been completed as of the required date.
12.3    Amendments.
(a)    Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtors, with the consent of the Required Restructuring Support Parties, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to this Plan, the Debtors, with the consent of the Required Restructuring Support Parties, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.
(b)    Certain Technical Amendments. Consistent with the Restructuring Support Agreement, prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests under this Plan.

12.4    Revocation or Withdrawal of Plan.
The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors (with the consent of the Required Restructuring Support Parties for so long as the Restructuring Support Agreement has not been terminated in accordance with its terms). If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Person; (ii) prejudice in any manner the rights of such Debtor or any other Person; or (iii) constitute an admission of any sort by any Debtor or any other Person.
12.5    Severability.
Subject to section 5.17 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this section, is valid and enforceable pursuant to its terms.
12.6    Governing Law.
Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than section 5-1401 and section 5-1402 of the New York General Obligations Law).
12.7    Immediate Binding Effect.
Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the

Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns.
12.8    Successors and Assigns.
The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such entity.
12.9    Entire Agreement.
On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.
12.10    Computing Time.
In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.
12.11    Exhibits to Plan.
All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.
12.12    Notices.
All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
BASIC ENERGY SERVICES, INC.
801 Cherry Street, Suite 2100
Fort Worth, Texas 76102
Attn: T. M. “Roe” Patterson, President, Chief Executive Officer and
Alan Krenek, Senior Vice President, Chief Financial Officer, Treasurer and Secretary
– and –
RICHARDS, LAYTON & FINGER, P.A.
Daniel J. DeFranceschi (No. 2732)
Michael J. Merchant (No. 3854)

Zachary I. Shapiro (No. 5103)
Brendan J. Schlauch (No. 6115)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

Attorneys for the Debtors
– and –
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Attn: Ray C. Schrock, P.C. and Ronit J. Berkovich, Esq.
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for the Debtors
After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002; provided, that the U.S. Trustee need not file such a renewed request and shall continue to receive documents without any further action being necessary. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to the U.S. Trustee and those entities that have filed such renewed requests.

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12.13    Reservation of Rights.
Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.
Dated:    December 7, 2016

BASIC PARTIES
BASIC ENERGY SERVICES, INC.
By:    /s/ David C. Johnston
Name: David C. Johnston
Title: Chief Restructuring Officer
BASIC ENERGY SERVICES GP, LLC
BASIC ENERGY SERVICES LP, LLC
BASIC ESA, INC.
BASIC ENERGY SERVICES, L.P.
CHAPARRAL SERVICE, INC.
SCH DISPOSAL, L.L.C.
SLEDGE DRILLING CORP.
ADMIRAL WELL SERVICE, INC.
BASIC MARINE SERVICES, INC.
JS ACQUISITION LLC
PERMIAN PLAZA, LLC
MAVERICK COIL TUBING SERVICES, LLC
FIRST ENERGY SERVICES COMPANY
JETSTAR HOLDINGS, INC.
XTERRA FISHING & RENTAL TOOLS CO.
MAVERICK SOLUTIONS, LLC
LEBUS OIL FIELD SERVICE CO.
ACID SERVICES, LLC
TAYLOR INDUSTRIES, LLC
MAVERICK STIMULATION COMPANY, LLC
GLOBE WELL SERVICE, INC.
JETSTAR ENERGY SERVICES, INC.
PLATINUM PRESSURE SERVICES, INC.
MAVERICK THRU-TUBING SERVICES, LLC
MCM HOLDINGS, LLC
MSM LEASING, LLC
THE MAVERICK COMPANIES, LLC
By: /s/ David C. Johnston
Name: David C. Johnston
Title: Chief Restructuring Officer

BASIC ENERGY SERVICES, L.P.

By: Basic Energy Services GP, LLC, its sole general partner

By: Basic Energy Services, Inc., its sole member

By /s/ David C. Johnston
Name: David C. Johnston
Title: Chief Restructuring Officer

Exhibits and Schedules to the Plan
Exhibit 1: Amended and Restated Term Loan Supplement

EXHIBIT 1
Amended and Restated Term Loan Supplement

Amended and Restated Term Loan Supplement
The Amended and Restated Term Loan Agreement, as defined in the Joint Prepackaged Chapter 11 Plan of Basic Energy Services, Inc. and Its Affiliated Debtors (as may be amended, modified, or supplemented from time to time), will include the following covenants, definitions, and terms:
(a) a minimum liquidity covenant level of $25 million;
(b) amended definitions of “Availability”, “Liquidity” and “Maximum Capital Payment Amount” that will be amended by replacing such definitions in the Term Loan Agreement in their entirety with the following:
““Availability” means, at any time, the amount available to be drawn under the ABL Credit Agreement at such time; provided that any amount available to be drawn under a Non-Conforming ABL Credit Agreement shall not be included in Availability to the extent in excess of the amount that would be available to be drawn under a Conforming ABL Credit Agreement.”
““Liquidity” means, as of any date of determination, the sum of (i) all unrestricted cash balances and Cash Equivalents of Borrower and its consolidated Subsidiaries as of such date and (ii) Availability; provided that (i) 100% of all equity proceeds, including proceeds received by the Debtors in connection with the Rights Offering shall be included in Liquidity and (ii) the proceeds of any indebtedness under a Non-Conforming ABL Credit Agreement (including for the avoidance of doubt any such indebtedness resulting from a refinancing of the existing ABL Credit Agreement that constitutes a Non-Conforming ABL Credit Agreement) shall be excluded to the extent such proceeds are attributable to amounts available to be drawn under such Non-Conforming ABL Credit Agreement that are in excess of the amount that would be available to be drawn under a Conforming ABL Credit Agreement.”
““Maximum Capital Payment Amount” means, for each fiscal quarter, an aggregate amount equal to (i) if Liquidity as of the last day of the preceding fiscal quarter is greater than $50,000,000, $25,000,000 plus the Roll Forward Increase, and (ii) if Liquidity as of the last day of the preceding fiscal quarter is less than or equal to $50,000,000, $20,000,000; provided, that amounts set forth in clauses (i) and (ii) above may be increased by the Required Lenders in their sole discretion upon written request by the Borrower, which request shall include revenue and margin projections for new equipment, if any; provided, however, for the period of time beginning with and including the Closing Date and ending with and including December 31, 2016, the Maximum Capital Payment Amount shall be equal to (i) $25,000,000 multiplied by (ii) (x) the number of days from and including the Closing Date through and including December 31, 2016 divided by (y) 90.”;
(c) new definitions of “Capital Payment Credit”, “Conforming ABL Credit Agreement”, “Non-Conforming ABL Credit Agreement” and “Roll Forward Increase” will be included in the Term Loan Agreement as follows:

1

““Capital Payment Credit” means, with respect to any fiscal quarter, the lesser of (i) $15,000,000 and (ii) the amount equal to the excess, if any, of the Maximum Capital Payment Amount during such fiscal quarter over the aggregate amount of Capital Expenditures actually made and Capital Lease payments actually paid during such fiscal quarter.”
““Conforming ABL Credit Agreement” means an ABL Credit Agreement that is not a Non-Conforming ABL Credit Agreement.”
““Non-Conforming ABL Credit Agreement” means an ABL Credit Agreement that (i) contains a borrowing base that includes (A) an advance rate of higher than 85% for eligible accounts receivable or (B) any other type of assets of the Borrower or any of its subsidiaries that are not included in the Borrowing Base (as defined in the ABL Credit Agreement, without giving effect to any amendments, modifications or other changes to such definition from time to time), or (ii) does not contain a borrowing base.”;
““Roll Forward Increase” means, as of the first day of any fiscal quarter, an amount equal to the sum of the Capital Payment Credit, if any, that accrued during each of the three immediately preceding fiscal quarters, regardless of whether Liquidity did not exceed $50,000,000 at any time during such fiscal quarters.”;
(d) a new clause (f) in Section 6.01 that will provide “(f) as soon as available, but in any event not later than 30 days after the end of each calendar month, a report prepared by management of the Borrower indicating in reasonable detail all Capital Expenditures and Capital Lease payments made during such calendar month.”;
(e) an amended clause (f) in Section 7.02 that will be amended by replacing in subclause (i) “$50,000,000” with “$90,000,000”;
(f) an amended Section 7.12 that will be amended by replacing Section 7.12 in the Term Loan Agreement in its entirety with the following:

“Make or become legally obligated to make (without duplication) any Capital Expenditure or make or become legally obligated to make any payment in respect of a Capitalized Lease, except for Capital Expenditures and Capitalized Lease payments in the ordinary course of business not exceeding the Maximum Capital Payment Amount in any fiscal quarter (or, in the case of the fiscal quarter ending December 31, 2016, for the period beginning with and including the Closing Date and ending with and including December 31, 2016); provided that, as of the date of any such Capital Expenditure or Capitalized Lease payment (and giving pro forma effect to such Capital Expenditure or Capitalized Lease payment and any concurrent incurrence of Indebtedness) no Default exists and such Capital Expenditure or Capitalized Lease payment could not reasonably be expected to cause a Default; provided further that Capital Expenditures and Capitalized Lease payments in excess of the applicable Maximum Capital Payment Amount shall be permitted if (a) the pro forma Consolidated Fixed Charge Coverage Ratio as of the end of the most recent Measurement Period for which financial statements of the Borrower are available is at least 1.2:1.0 and (b) Consolidated EBITDA for such Measurement Period is not less than $200,000,000.”;

(g) modifications acceptable to the Term Loan Lenders in their sole discretion to remove the 2019 Notes and the 2022 Notes and to permit the New Convertible Notes, the Amended and Restated ABL Credit Agreement and the other transactions contemplated by the Plan; and
(h) such other modifications as shall be agreed by the Reorganized Debtor Parent, the Term Loan Agent and the Term Loan Lenders in their sole discretion and acceptable to the Requisite Noteholders (as such term is defined in the Restructuring Support Agreement) in their reasonable discretion.